Exhibit 99.1

Investor Contact:	Trade Press Contact:
Michael Magaro	David Viera
Investor Relations	Corporate Communications
(925) 290-4321	(925) 290-4681
ir@formfactor.com	dviera@formfactor.com

FormFactor, Inc. Announces Leadership Changes

~ Company appoints G. Carl Everett Jr. to CEO post; Richard DeLateur to become CFO ~

~ New management replaces Dr. Mario Ruscev and Jean Bernard Vernet,

former CEO and CFO, who resigned ~

LIVERMORE, Calif. — May 20, 2010 — FormFactor, Inc. (Nasdaq: FORM) today announced that Mario Ruscev, Chief Executive Officer and member of the board of directors, and Jean Bernard Vernet, Senior VP, Chief Financial Officer, have both stepped down from their roles at the Company.  These resignations have been accepted by the remaining directors on the board.  The Company also announced that its board has appointed G. Carl Everett Jr., 59, current member of the board of directors, to the position of Chief Executive Officer and Richard DeLateur, 52, to the position of Chief Financial Officer. In addition, James A. Prestridge, who serves as the Chairman of the Board, will assist the new management team as part of the board’s oversight of the transition process. These changes are effective immediately.

The Company’s new management plans to improve business execution, realign operating structure and expenses with current levels of business and focus on achieving profitable growth.  In the immediate period ahead, FormFactor’s new management team will conduct a comprehensive review and analysis of the Company’s growth opportunities.

“We remain committed to improving upon the value proposition of our products by significantly lowering the cost of test for our customers,” said Carl Everett, the new Chief Executive Officer of FormFactor.  “FormFactor is an important company that delivers clear competitive advantages to semiconductor manufacturers at a critical point in their increasingly complex semiconductor manufacturing process.  We plan to build on these advantages to drive continuous technology innovation to better serve our customers and position the company for long-term growth.”

“Our next stage of growth, however, requires that the Company return to the basics.  This means prioritizing business decisions and actions in a framework of operational excellence that positions FormFactor to extend its core technology leadership, while at the same time growing profitably,” concluded Everett.

“Dr. Ruscev has helped navigate FormFactor through a tumultuous period for both the macro economy and semiconductor equipment industry,” said James A. Prestridge, Chairman of the Board.  “The board thanks Dr. Ruscev and Mr. Vernet for their contributions to the future success of FormFactor and we wish them all the best in their future endeavors.”

G. Carl Everett, Jr. is a veteran technology executive and has served as a Director at FormFactor since June 2001. As part of accepting this appointment, Mr. Everett will step down from the Audit and Compensation Committees.

Mr. Everett founded GCE Ventures and has served as a venture partner at Accel LLP. Mr. Everett has held several management positions at Dell and Intel Corporation, one of which was Senior Vice President and General Manager of the Microprocessor Products Group at Intel.  Mr. Everett holds a B.A. in business administration and an honorary Doctorate of Laws from New Mexico State University.

Mr. DeLateur, a 20-year veteran of Intel’s finance team including six years as Vice President and Group Controller of Worldwide Technology and Manufacturing. Mr. DeLateur more recently served as CFO at the private companies Fluidigm Corporation and Topsin Corporation.  He had also served as a Director at Numonyx Corp., a privately-held, leading manufacturer of Flash memory which was recently sold to Micron.

Conference Call:

FormFactor will conduct a conference call at 8:00 a.m. PDT, or 11:00 a.m. EDT, on Thursday, May 20, 2010.  The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. The live dial-in conference call number is (877) 303-6910. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until May 22, 2010 at 9:00 p.m. PDT and can be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference code 77048691.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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Forward-looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the Company’s ability to improve its operational structure and extend its core technology leadership; the Company’s ability to grow profitably; the Company’s ability to realize growth opportunities; the demand for DRAM and Flash memory devices and certain other semiconductor devices; and the company’s ability to timely deliver new products that meet its customer’s testing requirements and lower their overall cost of test. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 26, 2009, as filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings, including the company’s Form 10-Q for its fiscal quarterly period ending March 27, 2010. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.